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                                                                    EXHIBIT 12.1

OSI PHARMACEUTICALS, INC.
RATIO OF EARNING TO FIXED CHARGES

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
                                                          2003            2002            2001            2000            1999
                                                      ------------    ------------    ------------    ------------    ------------
Net loss                                              (181,357,335)   (218,479,106)    (23,755,434)    (16,347,569)     (9,798,437)
 Equity losses                                                                             243,455         347,820         200,000
 Cumulative effect of accounting change                                                  2,625,000
                                                      ------------    ------------     -----------     -----------      ----------

Net loss before cumm effect and equity in investee    (181,357,335)   (218,479,106)    (20,886,979)    (15,999,749)     (9,598,437)
Add:
 Fixed charges                                          10,015,667       7,943,667         745,678         688,935         535,370
                                                      ------------    ------------     -----------     -----------      ----------
Net loss as adjusted                                  (171,341,668)   (210,535,439)    (20,141,301)    (15,310,814)     (9,063,067)
                                                      ============    ============     ===========     ===========      ==========

Fixed Charges:
 Interest (gross), including amortization of
   issuance costs                                        7,549,000       5,877,000          50,011          32,268          24,370
 Estimated interest portion of rent                      2,466,667       2,066,667         695,667         656,667         511,000
                                                      ------------    ------------     -----------     -----------      ----------
Fixed charges                                           10,015,667       7,943,667         745,678         688,935         535,370
                                                      ------------    ------------     -----------     -----------      ----------
Deficiency of earnings available to cover
  fixed charges                                       (181,357,335)   (218,479,106)    (20,886,979)    (15,999,749)     (9,598,437)
                                                      ============    ============     ===========     ===========      ==========

Portion of rent representative of the interest factor calculation:

 Total Actual Rent Expense (per 10K)                     7,400,000       6,200,000       2,087,000       1,970,000       1,533,000
 Assumed Proportion of Interest Expense                        1/3             1/3             1/3             1/3             1/3
                                                      ------------    ------------     -----------     -----------      ----------
 Total Assumed Interest in Rent Expense                  2,466,667       2,066,667         695,667         656,667         511,000
                                                      ============    ============     ===========     ===========      ==========
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